   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 2003

                                              REGISTRATION STATEMENT NO. 333-[-]

                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               THE TIMKEN COMPANY
             (Exact Name of Registrant as Specified in its Charter)

                 OHIO                                 34-0577130
    (State or Other Jurisdiction of         (I.R.S. Employer Identification
    Incorporation or Organization)                      Number)

                               THE TIMKEN COMPANY
                            1835 DUEBER AVENUE, S.W.
                             CANTON, OHIO 44706-2798
                                 (330) 438-3000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                SCOTT A. SCHERFF
                CORPORATE SECRETARY AND ASSISTANT GENERAL COUNSEL
                               THE TIMKEN COMPANY
                            1835 DUEBER AVENUE, S.W.
                             CANTON, OHIO 44706-2798
                                 (330) 438-3000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                   COPIES TO:

          CHRISTOPHER M. KELLY                       MARIPAT ALPUCHE
               JONES DAY                     SIMPSON THACHER & BARTLETT LLP
          901 LAKESIDE AVENUE                     425 LEXINGTON AVENUE
         CLEVELAND, OHIO 44114                  NEW YORK, NEW YORK 10017
             (216) 586-3939                          (212) 455-2000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                          PROPOSED
                                         PROPOSED         MAXIMUM
                                          MAXIMUM        AGGREGATE      AMOUNT OF
 TITLE OF SECURITIES   AMOUNT TO BE   OFFERING PRICE      OFFERING     REGISTRATION
  TO BE REGISTERED      REGISTERED    PER SECURITY(1)     PRICE(1)         FEE
-----------------------------------------------------------------------------------
Common stock,           9,395,973         $17.90        $168,187,917      $0(2)
without par value         shares

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices for our shares of common stock on the New York Stock Exchange on September 10, 2003 of $17.90 per share.

(2) Pursuant to Rule 457(p), the amount of the registration fee payable hereunder ($13,607) has been fully offset by $36,875 of filing fees paid by the registrant in respect of $125 million of unsold securities under its Registration Statement on Form S-3 (File No. 333-45891) first filed February 9, 1998.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2003


PROSPECTUS


                                9,395,973 SHARES

                                     [Logo]
                               THE TIMKEN COMPANY

                                  COMMON STOCK


                           --------------------------


   Ingersoll-Rand Company or its permitted transferees, which we collectively refer to as selling stockholders, may offer from time to time all of the shares of common stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.

   The selling stockholders may sell the shares of common stock in transactions on the New York Stock Exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated or fixed prices. The selling stockholders may sell some or all of their shares of common stock directly to purchasers, in transactions involving underwriters, broker-dealers or agents, or in any other ways described in this prospectus under "Plan of Distribution." If required, we will provide the names of any other selling stockholders and any underwriters, broker-dealers or agents involved in the sale of these shares and the specific terms of each sale of shares, including any agent's discounts and commissions, in a supplement to this prospectus. The aggregate proceeds to the selling stockholders from the sale of these shares of common stock will be the selling price of the shares sold, less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by us. You should read this prospectus and any accompanying prospectus supplement carefully before you invest in our common stock.

   Our common stock is listed on the New York Stock Exchange under the symbol "TKR." You should obtain current information as to the market price of our common stock before you invest.

   INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS AND "RISK FACTORS" IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           --------------------------


                The date of this prospectus is           , 2003.

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
About This Prospectus.................................................    2
Where You Can Find More Information...................................    3
Risk Factors..........................................................    4
Note Regarding Forward-Looking Statements.............................    4
The Timken Company....................................................    6
Use of Proceeds.......................................................    8
Dividend Policy.......................................................    9
Description of Our Capital Stock......................................   10
Registration Rights...................................................   13
Selling Stockholders..................................................   14
Plan of Distribution..................................................   15
Legal Matters.........................................................   19
Experts...............................................................   19


                              ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a "shelf" registration process. Under this shelf process, the selling stockholders named in this prospectus or any prospectus supplement may, from time to time, sell up to 9,395,973 shares of our common stock directly to purchasers, in one or more public offerings or in any of the other ways described under the heading "Plan of Distribution."

   This prospectus provides you with a general description of the common stock which the selling stockholders may sell. Each time a selling stockholder offers to sell any of our common stock, to the extent required, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including a description of additional risks relating to the offering, if those terms are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" before investing in the offered common stock.

   WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED, INCORPORATED OR DEEMED INCORPORATED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL OUR COMMON STOCK.

   As used in this prospectus or any accompanying prospectus supplement, except as otherwise specified, all references to "Timken," "we," "us," "our" and similar references are to The Timken Company, an Ohio corporation, and its consolidated subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

   We are also subject to the reporting requirements of the Exchange Act and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us can be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of these materials can also be obtained from the public reference room at the address mentioned above at prescribed rates. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding companies like us that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

   Our common stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. This information may also be obtained from us as described below.

   We have filed a registration statement with the SEC under the Securities Act that registers the shares of common stock offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

   The SEC allows us to "incorporate by reference" the information we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents, and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (SEC File No. 1-1169) (1) after the date of the filing of this registration statement and prior to its effectiveness and (2) until this offering has been completed.

   -  Our Annual Report on Form 10-K for the fiscal year ended December 31,
      2002.

   - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003.

   - Our Current Reports on Form 8-K filed with the SEC on January 22, 2003, February 7, 2003, February 18, 2003, April 30, 2003, July 3, 2003, and
      September 12, 2003 (three separate filings).

   - The description of our common stock contained in a registration statement filed under the Exchange Act and any amendments and reports filed for purposes of updating that description.

   We will provide you at no charge, upon request, with a copy of these filings, or any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents or specifically referred to in this prospectus. Requests should be directed to:

                               The Timken Company
                            1835 Dueber Avenue, S.W.
                             Canton, Ohio 44706-2798
                         Attention: Corporate Secretary
                                 (330) 438-3000

                                  RISK FACTORS

   We incorporate by reference in this prospectus the information under the caption "Risk Factors" in the prospectus supplement with respect to our common stock filed with the SEC on February 13, 2003 pursuant to Rule 424(b) of the Securities Act and accompanying the prospectus contained in our Registration Statement on Form S-3 (Reg. No. 333-100731). Additional risks relating to our business, the industries in which we operate or our common stock may be described from time to time in a prospectus supplement or in our filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond our control.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

   All statements set forth or incorporated by reference in this prospectus or an accompanying prospectus supplement (including our forecasts, beliefs and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that actual results may differ materially from those expressed or implied in forward-looking statements made by us due to a variety of important factors, such as:

   - Risks associated with the acquisition of the Engineered Solutions business of Ingersoll-Rand Company Limited, which we refer to as Ingersoll-Rand, including certain of its joint venture interests, operating assets and subsidiaries, including The Torrington Company, which business we refer to as Torrington. These risks include the uncertainties in both timing and amount of actual benefits, if any, that may be realized as a result of the integration of Torrington with our operations and the timing and amount of the resources required to achieve those benefits, risks associated with diversion of management's attention from routine operations during the integration process and risks associated with the higher level of debt associated with the Torrington acquisition.

   - Changes in world economic conditions, including additional adverse effects from terrorism or hostilities. This includes, but is not limited to, political risks associated with the potential instability of governments and legal systems in countries in which we or our customers conduct business and significant changes in currency valuations.

   - The effects of changes in customer demand on sales, product mix and prices in the industries in which we operate. This includes the effects of customer strikes, the impact of changes in industrial business cycles and whether conditions of fair trade continue in the U.S. market.

   - Competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors and the introduction of new products by existing and new competitors and new technology that may impact the way our products are sold or distributed.

   - Changes in operating costs. This includes the effect of changes in our manufacturing processes, changes in costs associated with varying levels of operations, changes resulting from inventory management and cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, changes in the cost of labor and benefits, and the cost and availability of raw materials and energy.

   - The success of our operating plans, including our ability to achieve the benefits from our global restructuring, manufacturing transformation, and administrative cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs, our ability to integrate acquired companies and assets into our operations, the ability of acquired companies to achieve satisfactory operating results and our ability to maintain appropriate relations with unions that represent our associates in certain locations in order to avoid disruptions of our business.

   - Unanticipated litigation, claims or assessments. This includes, but is not limited to, claims or problems related to intellectual property, product liability or warranty and environmental issues.

   - Changes in worldwide financial markets, including interest rates, to the extent they affect our ability to raise capital or increase our cost of funds, have an impact on the overall performance of our pension fund investments and/or cause changes in the economy which affect customer demand.

   See the information referenced under "Risk Factors" above for more information about some of these factors. Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                               THE TIMKEN COMPANY

   We are a leading global manufacturer of highly engineered bearings, alloy and specialty steel and related components. We are the world's largest manufacturer of tapered roller bearings and alloy seamless mechanical steel tubing and the largest North American based bearings manufacturer. As of June 30, 2003, we had facilities in 29 countries on six continents and employed approximately 28,000 people.

   We had net sales of $2.6 billion, $2.4 billion and $2.6 billion for the years ended December 31, 2000, 2001 and 2002. We reported income (loss) before cumulative effect of change in accounting principle of $45.9 million, ($41.7) million and $51.5 million for the years ended December 31, 2000, 2001 and 2002. We manufacture two basic product lines: anti-friction bearings and steel products, and we report our business in three segments: automotive group, industrial group and steel. Automotive group, industrial group and steel represented 30%, 38% and 32%, respectively, of our net sales to external customers for the year ended December 31, 2002.

   In the bearing industry, we are best known for our principal product, the tapered roller bearing, which was originally patented in 1898 by our founder, Henry Timken. Our tapered roller bearings are used in a wide variety of products and applications, including passenger cars, trucks, aircraft wheels, locomotives and railroad cars and equipment for agriculture, construction, mining, pulp and paper processing, power generation, metal processing and metal mills. We also produce high-quality spherical and cylindrical roller bearings for large gear drives, rolling mills and other process industry and infrastructure development applications. In addition, our aerospace and super precision facilities produce high-performance ball and cylindrical bearings for ultra high-speed and high-accuracy applications. These types of bearings are used in aircraft and helicopter engines, gear boxes, transmissions, flight and fuel controls, missile guidance systems, dental handpieces, robotic equipment and semiconductor manufacturing equipment. A small part of our business involves providing bearing reconditioning services for industrial and railroad customers, both internationally and domestically.

   Our steel products include steels of intermediate alloy, low alloy and carbon grades. We also make vacuum processed specialty steels. Our steel products are available in a wide range of solid and tubular sections with a variety of lengths and finishes. We sell our steel products, including semifinished and finished precision steel components, to other anti-friction bearing companies and to companies in the automotive, tooling, aerospace, forging, and oil and gas drilling industries, and to steel service centers. For the year ended December 31, 2002, approximately 15% of our steel production was consumed in our bearings operations.

   On February 18, 2003, we completed our acquisition of Torrington. Torrington is a leading worldwide producer of needle roller, heavy-duty roller and ball bearings and motion control components and assemblies. The consideration we paid for the Torrington acquisition was $700 million in cash, subject to adjustment, and the 9,395,973 shares of common stock offered hereby. We financed the $700 million cash component of the Torrington acquisition through a public offering of 12.65 million shares of our common stock, an offering of $250 million of our 5.75% Notes due 2010, a five-year revolving credit facility and a $125 million securitized accounts receivable facility.

   Torrington has been a leader in the bearing industry for over 100 years and is a leading manufacturer of needle roller bearings. It produces a wide range of bearings sold under a number of brand names, including Torrington needle roller bearings, Torrington heavy-duty roller bearings, Nadella precision needle roller bearings and linear motion solutions and Fafnir ball bearings and housed units. Torrington also produces a variety of precision motion control components and assemblies, such as steering shaft assemblies and steering column shafts. Torrington sells its products directly or through authorized distributors to automotive and industrial manufacturers, as well as to aftermarket users throughout the world.

   Torrington had net sales of $1.2 billion for the year ended December 31, 2002 and, as of December 31, 2002, employed approximately 10,000 people and operated 27 plants throughout the world. We are in the process of integrating Torrington's two business divisions, automotive engineered solutions and industrial engineered solutions, into our automotive group and industrial group segments.

   The Torrington automotive business manufactures a variety of products, including roller and needle bearings and other components used in an automobile's transmission, chassis, steering column and engine. Many of these products, such as column locks and rotary tilt products for steering columns, are highly engineered with precision technology, and are specially designed through collaborative efforts between Torrington and its customers. These products are primarily sold to original equipment manufacturers, or OEMs, including large automobile manufacturers, and their principal suppliers.

   The Torrington industrial business produces a broad range of products, including roller bearings, needle bearings, wider inner ring ball bearings and housed units, radial ball bearings, super precision ball bearings, airframe control bearings, precision machined bearings and precision components and assemblies. These products are sold to OEMs, as well as through a global aftermarket network.

   Timken was founded in 1899 by Henry Timken and his two sons in St. Louis, Missouri, as The Timken Roller Bearing Axle Company, after Henry received two patents for his invention of the tapered roller bearing. The company moved to Canton, Ohio and was incorporated in 1904 under the laws of the State of Ohio as The Timken Roller Bearing Company.

   Our principal executive offices are located at 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. Our telephone number is (330) 438-3000.

                                 USE OF PROCEEDS

   The selling stockholders named under "Selling Stockholders" in this prospectus or any prospectus supplement will receive all of the net proceeds from the sale of our shares of common stock offered by this prospectus. We will not receive any proceeds from sales of those shares.

                                 DIVIDEND POLICY

   We pay dividends on our common stock generally in March, June, September and December of each year. We have paid dividends on our common stock every quarter since our initial public offering in 1922. During each quarter in 2000 and the first, second and third quarters of 2001, we paid a quarterly cash dividend on our common stock of $0.18 per share. During the fourth quarter of 2001, each quarter in 2002 and the first, second and third quarters of 2003, we paid a cash dividend of $0.13 per share. We cannot assure you that, or in what amount, we will continue to pay dividends in any future quarters.

   Our board of directors considers the payment of dividends based upon the earnings and financial condition of the company, as well as other relevant considerations.

                        DESCRIPTION OF OUR CAPITAL STOCK

   As of the date of this prospectus, our authorized capital stock consists of 200,000,000 shares of common stock, without par value, 10,000,000 shares of Class I Serial Preferred Stock, without par value, and 10,000,000 shares of Class II Serial Preferred Stock, without par value. At August 31, 2003, 85,566,821 shares of common stock and no shares of preferred stock were issued and outstanding.

COMMON STOCK

   Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared by our board of directors and, upon our liquidation, dissolution or winding up, are entitled to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred stock.

   Except as otherwise provided by law or stated below, the holders of our common stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote, voting jointly as a single class with the holders of Class II Serial Preferred Stock.

   Effective July 24, 1986, Ohio corporate law was amended to permit the articles of incorporation of an Ohio corporation to be amended by its stockholders to eliminate cumulative voting in the election of directors. On April 21, 1987, our stockholders adopted such an amendment. As a result, no holder of any of our shares of common stock has any right to cumulate voting power in any election of directors.

   The holders of our common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of capital stock or of securities convertible into our capital stock. Our common stock is not subject to redemption and does not have any conversion rights. All of our issued and outstanding common stock is fully paid and non-assessable.

PREFERRED STOCK

   Our preferred stock is divided into two classes, Class I Serial Preferred Stock and Class II Serial Preferred Stock. Holders of Class I Serial Preferred have preference rights superior to both the holders of Class II Serial Preferred and the holders of our common stock. Holders of Class II Serial Preferred have preference rights superior to the holders of our common stock. The following description of our preferred stock applies to both classes, unless otherwise specified.

   Our preferred stock may be issued from time to time in one or more series with such distinctive serial designations as are fixed by our board of directors and with such rights, preferences and limitations as are fixed by our board of directors or required by law. Satisfaction of dividend preferences of any outstanding preferred stock would reduce the amount of funds available for the payment of dividends on our common stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of preferred stock would be entitled to receive a preferential payment before any payment is made to holders of shares of common stock. Additionally, with respect to any dividend or dissolution preferences, holders of Class I Serial Preferred Stock will receive preferential payment over holders of Class II Serial Preferred Stock.

   Subject to the exceptions listed below, the holders of Class I Serial Preferred Stock are not entitled, as such, to notice of meetings of stockholders or to vote upon any matter presented to the stockholders. However, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class I Serial Preferred Stock, voting separately as a class, and in certain cases by series, is required to effect or validate any amendment to our amended articles of incorporation that:

   - changes issued shares of Class I Serial Preferred Stock of all series then outstanding into a lesser number of shares of the same class and series or into the same or a different number of shares of any other class or series;

   - changes the express terms of the Class I Serial Preferred Stock in any manner substantially prejudicial to the holders of all series thereof then outstanding;

   - authorizes shares of any class, or any securities convertible into shares of any class, or authorizes the conversion of any security into shares of any class, ranking prior to the Class I Serial Preferred Stock; or

   - changes the express terms of issued shares of any class ranking prior to the Class I Serial Preferred Stock in any manner substantially prejudicial to the holders of all series of Class I Serial Preferred Stock then outstanding.

   In addition, if the payment of six quarterly dividends, whether or not consecutive, is in default, holders of Class I Serial Preferred Stock, voting separately as a class, are entitled to elect two additional members to our board of directors. When all dividends in default on any Class I Serial Preferred Stock have been paid, the holders' power to elect the two additional directors at subsequent elections of directors becomes null and void unless and until a new default occurs. The holders of Class I Serial Preferred Stock do not have cumulative voting rights or any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of capital stock or securities convertible into our capital stock.

   If the shares of any series of either class of preferred stock are convertible into shares of any other class or series of our capital stock, our stated capital, if any, will be modified accordingly to reflect such conversion.

ANTI-TAKEOVER PROVISIONS IN AMENDED REGULATIONS

   Pursuant to our amended regulations, our board of directors is divided, with respect to the terms for which the directors severally hold office, into three classes as nearly equal in number as one-third of the total number of directors constituting the whole board of directors permits, with the three-year term of office of one class of directors expiring each year. Without the affirmative vote of not less than two-thirds of our total voting power, the total number of directors may not be changed to less than nine or greater than 18. In addition, our amended regulations provide that:

   - directors may be removed, as permitted by statute, by the directors then in office or, upon the recommendation of two-thirds of the directors then in office, by the affirmative vote of the holders of not less than two-thirds of our voting power entitled to elect directors in place of those being removed; and

   - our board of directors may fix the number of directors within a range of nine to 18 directors, to the extent consistent with applicable law.

   The provisions of our Amended Regulations may be amended at a meeting of the stockholders by:

   - the affirmative vote of the stockholders of record entitling them to exercise a majority of the voting power on the proposal, if such proposal has been recommended by a two-thirds vote of the directors then in office as being in the best interests of The Timken Company and its stockholders, or

   - the affirmative vote, at a meeting, of the stockholders of record entitled to exercise two-thirds of the voting power on such proposal, or

   - the affirmative vote or approval of, and in a writing or writings signed by, all the stockholders who would be entitled to notice of a meeting of the stockholders held for that purpose.

   Although these provisions are intended to encourage potential acquiring persons to negotiate with our board of directors and to provide for continuity and stability of management, these provisions may have an anti-takeover effect. By making it more time consuming for a substantial stockholder to gain control of the board of directors, these provisions may render more difficult, and may discourage, a proxy contest or the assumption of control of our company or the removal of the incumbent board of directors.

OHIO CONTROL SHARE STATUTE

   Section 1701.831 of the General Corporation Law of the State of Ohio requires the prior authorization of the stockholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within 10 days after receipt of this statement, the corporation must call a special meeting of stockholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting, excluding the voting power of all "interested shares." Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation. Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Our Amended Articles of Incorporation and Amended Regulations do not contain a provision opting out of this statute.

   Chapter 1704 of the General Corporation Law of the State of Ohio prohibits certain corporations from engaging in a "chapter 1704 transaction" (described below) with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

   - the articles of incorporation expressly provide that the corporation is not subject to the statute (we have not made this election); or

   - the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.

   After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares.

   A Chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person's beneficially owned shares that are not then outstanding. The application of Chapter 1704 and
Section 1701.831 may have the effect of delaying, deferring or preventing a change of control involving our company.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for our common stock is National City Bank. Its address is 629 Euclid Avenue, Suite 635, Cleveland, Ohio, and its telephone number is (216) 222-9258.

LISTING

   Our common stock is listed on the New York Stock Exchange under the symbol "TKR."

                               REGISTRATION RIGHTS

   We initially issued the shares of common stock offered by this prospectus to Ingersoll-Rand Company, a subsidiary of Ingersoll-Rand, as partial consideration for the Torrington acquisition in a private placement transaction exempt from registration under the Securities Act. In connection with the initial issuance of the shares, we entered into a registration rights agreement with Ingersoll-Rand Company. This prospectus is intended to fulfill our registration obligations under that agreement.

   We have agreed, at our sole expense, to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

   - the date on which the shares of common stock covered by this prospectus could be sold to the public under Rule 144(k) under the Securities Act or any successor provision;

   - the date on which there cease to be outstanding any shares of common stock covered by this prospectus; and

   - the date on which all shares of common stock covered by this prospectus have been sold pursuant to this registration statement.

   We may require the selling stockholders to suspend sales of the offered securities upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in these documents not misleading. We will be permitted to suspend the use of this prospectus up to two times in any 365-day period (for up to 45 days per suspension) if:

   - our board of directors determines in good faith after consultation with counsel that such action is required by applicable law;

   - the use of this prospectus may require us to disclose material information and our board of directors has determined, in the good faith exercise of its reasonable business judgment, that it is not in our best interest to disclose such information; or

   - subject to the proviso below, we are contemplating or engaged in an underwritten public offering of our common stock for our own account (other than an offering pursuant to Form S-8, S-4 or any successor or similar form) and the underwriters in that offering have advised us that sales by the selling stockholders will adversely affect such public offering;

provided, that we will not be permitted to suspend the use of this prospectus for the reason described in the last bullet point above within 365 days after the end of the lock-up period set forth in the registration rights agreement applicable to any registered public offering after the closing of the Torrington acquisition.

   In addition, the selling stockholders are entitled to include their shares of common stock in any other registration statement that we may file with the SEC, subject to the limitations set forth in the registration rights agreement. The securities to be included in any underwritten offering will be allocated pro rata among us and the requesting selling stockholders. We and Ingersoll-Rand have also agreed, if so requested by the underwriters in any such offering, not to effect any public sale or distribution of our common stock, or similar securities, during the 15 days prior to, and up to 90 days after, any underwritten offering under any such other registration statement.

   The registration rights agreement is governed by, and construed in accordance with, the laws of the State of New York. This summary of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

                              SELLING STOCKHOLDERS

   We initially issued the shares of common stock offered by this prospectus to Ingersoll-Rand Company in a private placement transaction exempt from registration under the Securities Act. We are registering the shares pursuant to registration rights granted in connection with the initial issuance of the shares of common stock. See "Registration Rights." Ingersoll-Rand Company's principal executive offices are located at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677.

   Ingersoll-Rand Company has advised us that it beneficially owns 9,395,973 shares of our common stock. We are registering all 9,395,973 shares of common stock on behalf of Ingersoll-Rand Company. Ingersoll-Rand Company may, in certain circumstances, transfer the shares received in the private placement to certain of its affiliates or in connection with the granting of a security interest or other encumbrance in a bona fide transaction with a financial institution. Such permitted transferees, subject to specified conditions, are entitled to resell those shares by means of this prospectus together with an accompanying prospectus supplement, if applicable.

   No offer or sale under this prospectus may be made by a holder of our common stock until that holder has notified us and, if required, we have filed a supplement to this prospectus or an amendment to the registration statement of which this prospectus is a part has become effective. We will supplement or amend this prospectus to include additional selling stockholders upon request and upon provision of all required information to us. We will provide to each named selling stockholder copies of this prospectus and any applicable prospectus supplement and will take certain other actions as are required to permit unrestricted resales of the shares of common stock offered hereby. A holder that sells shares by means of this prospectus will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

   The selling stockholders may offer and sell any or all of their shares of common stock at any time and from time to time. Because the selling stockholders may offer all or only some portion or none of their shares of common stock, we cannot estimate the amount or percentage of common stock that the selling stockholders will hold upon termination of the offering.

   Ingersoll-Rand Company has indicated that it has not held any position, office or other material relationship with us or our predecessors or affiliates during the past three years.

                              PLAN OF DISTRIBUTION

   We are registering the common stock offered hereby on behalf of the selling stockholders. The selling stockholders and any of their permitted transferees may, from time to time, sell any or all of their shares of common stock:

   -  to or through underwriters;

   -  through dealers or agents; or

   - to investors directly in negotiated sales or in competitively bid transactions.

They may execute such sales at market prices prevailing at the time of sale, prices related to market prices, fixed prices, which may be changed, varying prices determined at the time of sale or negotiated prices.

   The selling stockholders may sell their shares of common stock in one or more of the following transactions:

   - underwritten offerings to or through underwriters, broker-dealers or agents, on a best-efforts basis or otherwise;

   - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

   - block trades in which the broker-dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

   - crosses, where the same broker acts as an agent on both sides of the trade;

   - purchases by broker-dealers or underwriters as principals and resale by these purchasers for their own accounts;

   - sales on any stock exchange, market or trading facility on which the common stock is traded, in accordance with the rules of the applicable exchange;

   -  short sales;

   - an agreement with broker-dealers to sell a specified number of shares of common stock at a stipulated price per share;

   - the writing of non-traded or exchange-traded call options, put options and other hedge transactions, and settlement of other transactions in standardized or over-the-counter options;

   - sales of debt exchangeable for the shares of common stock, in which case this prospectus may be delivered to purchasers of such debt securities, and, if required, may also be delivered by purchasers of such debt securities in connection with hedging arrangements they may enter into;

   - sales (for delivery immediately or under forward delivery contracts or warrants) to one or more trusts that issue securities which represent a beneficial interest in the assets of the trust (which may hold, among other things, the common stock as an asset) or which are exchangeable for the shares of common stock, in which case this prospectus may be delivered to purchasers of such trust securities and, if required, may also be delivered by purchasers of such trust securities in connection with hedging arrangements they may enter into;

   - sales of warrants or options to purchase the shares of common stock or securities issued in other derivative transactions where the shares of common stock are the underlying securities, in which case this prospectus may be delivered to purchasers of such securities and, if required, may also be delivered by purchasers of such securities in connection with hedging arrangements they may enter into;

   -  privately negotiated transactions;

   -  a combination of any such methods of sale; or

   -  any other method permitted by applicable law.

   In connection with any resales of the shares of common stock, the selling stockholders must deliver a prospectus meeting the requirements of the Securities Act. The selling stockholders may fulfill their prospectus delivery requirements with respect to the common stock with this prospectus. At the time a particular offering of the common stock is made, if required, a prospectus supplement will be distributed which will set forth the names of the selling stockholders, the aggregate amount of shares being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers (which discounts or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders will be responsible for any discounts or commissions that may be earned by underwriters, broker-dealers or agents.

UNDERWRITERS

   If underwriters are used in the sale, we and the selling stockholders will execute an underwriting agreement with those underwriters relating to the shares of common stock or other securities that the selling stockholder will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the shares of common stock or other securities will be subject to conditions. The underwriters will be obligated to purchase all of the shares of common stock or other securities if any are purchased.

AGENTS

   The selling stockholders may also sell the shares of common stock or other securities through agents designated by the selling stockholders from time to time. The selling stockholders will name any agent involved in the offer or sale of the shares of common stock or other securities and will list commissions payable by the selling stockholders to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless the selling stockholders state otherwise in the prospectus supplement.

DIRECT SALES

   The selling stockholders may sell the shares of common stock or other securities directly to purchasers. In this case, the selling stockholders will not engage underwriters or agents in the offer and sale of the shares of common stock or other securities.

HEDGING AND PLEDGING

   In connection with sales of the shares or for other reasons, the selling stockholders may enter into derivative or hedging transactions with broker-dealers or other persons. These persons may in turn engage in sales of the shares in the course of hedging in positions they assume, deliver this prospectus in connection with some or all of those sales and use the shares of common stock covered by this prospectus to close out any short position created in connection with those sales. The selling stockholders may also sell shares of common stock short and deliver shares covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement of which this prospectus is a part is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders may also enter into options or other types of transactions that require the selling stockholders to deliver shares of common stock to a broker-dealer or other person, who will then resell or transfer the shares under this prospectus. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares using this prospectus.

   The selling stockholders may from time to time, as described under "Selling Stockholders" above, pledge or grant a security interest in some or all of the shares of common stock owned by them to support a derivative or hedging position or other obligation, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successor-in-interest as a selling stockholder under this prospectus.

OTHER

   To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of common stock. The selling stockholders are not obliged to, and may not, sell any or all of the shares offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer, devise or gift the shares by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

   To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of common stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

   The selling stockholders and any other persons participating in the distribution will be subject to certain provisions under the federal securities laws, including Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

   The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commission received by such underwriters, broker-dealers or agents or any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

   Our common stock is listed for trading on the New York Stock Exchange under the symbol "TKR."

EXPENSES

   We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions and transfer taxes, in connection with the registration and sale of the shares of common stock offered by this prospectus. We will not receive any of the proceeds from this offering of common stock by the selling stockholders.

INDEMNIFICATION

   We have agreed to indemnify Ingersoll-Rand and its permitted transferees and their respective directors, officers, employees, stockholders, general partners, limited partners, members, advisory directors, managing directors (and directors, officers, stockholders, general partners, limited partners, members, advisory directors, managing directors and controlling persons thereof) and each other person who participates as an underwriter and each person, if any, who controls any of them within the meaning of the Securities Act, and Ingersoll-Rand has agreed to indemnify us, our directors, officers and employees and any controlling person within the meaning of the Securities Act, against certain liabilities arising under the Securities Act.

                                  LEGAL MATTERS

   Except as set forth in the applicable prospectus supplement, Jones Day will opine for us upon the validity of the common stock.

                                     EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the related registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The combined financial statements of Ingersoll-Rand Engineered Solutions Business (an operating business unit of Ingersoll-Rand Company Limited) as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 incorporated in this prospectus by reference to our Current Report on Form 8-K dated February 7, 2003 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following is a list of the estimated expenses of the distribution of the securities being registered, all of which are payable by The Timken Company (the "registrant," "we" or "us"), other than any underwriting discounts or commissions and transfer taxes, which are payable by the selling stockholders.

   SEC registration fee................................   $     0
   Legal fees and expenses.............................    60,000
   Accounting fees and expenses........................   120,000
   Transfer agent's fees and expenses..................       250
   Printing fees.......................................     5,000
   Blue Sky fees and expenses..........................     5,000
   Miscellaneous.......................................       750
                                                          -------
       Total...........................................   $191,000
                                                          ========

   All of the above items, except for the Securities and Exchange Commission ("SEC") registration fee, are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard of the corporation's best interests.

   Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit, absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles or code of regulations or by contract, except with respect to the advancement of expenses of directors.

   Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

   Article IV of our Amended Regulations provides that we shall indemnify our directors, officers and employees, and may indemnify our agents, to the fullest extent permitted by law under various conditions and subject to various qualifications, and reads as follows:

"SECTION 1.  Indemnification

   The Corporation shall indemnify, to the fullest extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, provided, however, that the Corporation shall indemnify any such agent (as opposed to any Director, officer or employee) of the Corporation to an extent greater than that required by law only if and to the extent that the Directors may, in their discretion, so determine, and provided, further, that the Corporation shall not be required hereby to indemnify any person with respect to any action, suit or proceeding that was initiated by such person unless such action, suit or proceeding was initiated by such person to enforce any rights to indemnification arising hereunder and such person shall have been formally adjudged to be entitled to indemnity by reason hereof. The indemnification provided hereby shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Articles of Incorporation or any agreement, vote of shareholders of disinterested Directors or otherwise, both as to action in official capacities and as to action in another capacity while he is a Director, officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a Director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 2.  Insurance

   The Corporation may, to the full extent then permitted by law, purchase and maintain insurance on behalf of any persons described in Section 1 of this
Article IV against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability.

SECTION 3.  Indemnification Agreements

   The Corporation may, to the fullest extent then permitted by law, enter into indemnification agreements with any person described in Section 1 of this
Article IV."

   We have entered into contracts with some of our directors and officers that indemnify them against many of the types of claims that may be made against them. We also maintain insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in our Amended Regulations.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a)      Exhibits

    EXHIBIT
    NUMBER                           DESCRIPTION OF DOCUMENT
    ------                           -----------------------

      1.1*   Form of underwriting agreement relating to the common stock.
      4.1    Amended Articles of Incorporation of the registrant,
             incorporated by reference to Exhibit 4(a) to the registrant's
             Form S-8, dated April 16, 1996 (File No. 333-02553).
      4.2    Amended Regulations of the registrant, incorporated by
             reference to the registrant's Form 10-K for the fiscal year ended December 31, 1992 (File No. 1-01169).
      4.3    Registration Rights Agreement, dated as of February 18, 2003, between the registrant and Ingersoll-Rand Company, incorporated by reference to Exhibit 4 to the Schedule 13D filed by Ingersoll-Rand
             Company with respect to the registrant's shares of common stock on
             February 23, 2003 (File No. 5-10450).
      5.1    Opinion of Jones Day.

    EXHIBIT
    NUMBER                           DESCRIPTION OF DOCUMENT
    ------                           -----------------------

     23.1    Consent of Ernst & Young LLP.
     23.2    Consent of PricewaterhouseCoopers LLP.
     23.3    Consent of Jones Day (contained in Exhibit 5.1).
     24.1    Power of Attorney.
     99.1    Schedule II -- Valuation and qualifying accounts of The
             Timken Company and subsidiaries for the three years ended December
             31, 2002, incorporated by reference to the registrant's Form 10-K for the fiscal year ended December 31, 2002 (File No. 1-01169).

   ----------

* To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934 (the "Exchange Act") and incorporated herein by reference.

   (b)      Financial Statement Schedules

   The consolidated financial statement Schedule II -- Valuation and qualifying accounts of The Timken Company and subsidiaries for the three years ended December 31, 2002 is incorporated by reference in this Registration Statement. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

   The undersigned registrant hereby undertakes:

   1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"),

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

   2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   6. That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   7. That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, the State of Ohio, on September 12, 2003.

                                       THE TIMKEN COMPANY

                                       By: /s/ William R. Burkhart
                                           -------------------------------------
                                           Name:  William R. Burkhart
                                           Title: Senior Vice President and
                                                  General Counsel

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                     TITLE                            DATE
                    ---------                                     -----                            ----


                        *                           President, Chief Executive Officer     September 12, 2003
     --------------------------------------         and Director (Principal Executive
                James W. Griffith                                Officer)


                        *                           Executive Vice President - Finance     September 12, 2003
     --------------------------------------                 and Administration
               Glenn A. Eisenberg                     (Principal Financial Officer)


                        *                            Senior Vice President - Finance       September 12, 2003
     --------------------------------------             and Controller (Principal
                Sallie B. Bailey                           Accounting Officer)


                        *                                 Director and Chairman            September 12, 2003
     --------------------------------------
                 W.R. Timken Jr.


                        *                                        Director                  September 12, 2003
     --------------------------------------
                Stanley C. Gault


                        *                                        Director                  September 12, 2003
     --------------------------------------
                John A. Luke, Jr.


                        *                                        Director                  September 12, 2003
     --------------------------------------
                Robert W. Mahoney


                        *                                        Director                  September 12, 2003
     --------------------------------------
                 Jay A. Precourt

                                                                 Director
     --------------------------------------
                Joseph W. Ralston


                        *                                        Director                  September 12, 2003
     --------------------------------------
                W.J. Timken, Jr.

                    SIGNATURE                                     TITLE                            DATE
                    ---------                                     -----                            ----


                        *                                        Director                  September 12, 2003
     --------------------------------------
               John M. Timken, Jr.

                        *                                        Director                  September 12, 2003
     --------------------------------------
                   W.J. Timken


                        *                                        Director                  September 12, 2003
     --------------------------------------
               Joseph F. Toot, Jr.


                        *                                        Director                  September 12, 2003
     --------------------------------------
                Martin D. Walker


                        *                                        Director                  September 12, 2003
     --------------------------------------
               Jacqueline F. Woods


   ----------

* The undersigned, pursuant to a Power of Attorney executed by each of the directors and officers identified above and filed with the SEC, by signing his name hereto, does hereby sign and execute this Registration Statement, or amendment thereto, on behalf of each of the persons noted above, in the capacities indicated.


                                          By:   /s/ William R. Burkhart
                                                ---------------------------
                                                Name:  William R. Burkhart
                                                Title: Attorney-in-Fact

                                  EXHIBIT INDEX

          EXHIBIT
           NUMBER                        DESCRIPTION OF DOCUMENT
          --------                       -----------------------
               1.1*       Form of underwriting agreement relating to the common
                          stock.

               4.1 Amended Articles of Incorporation of the registrant, incorporated by reference to Exhibit 4(a) to the registrant's Form S-8, dated April 16, 1996 (File No.
                          333-02553).

               4.2 Amended Regulations of the registrant, incorporated by reference to the registrant's Form 10-K for the fiscal year ended December 31, 1992 (File No. 1-01169).

               4.3        Registration Rights Agreement, dated as of February
                          18, 2003, between the registrant and Ingersoll-Rand
                          Company, incorporated by reference to Exhibit 4 to the
                          Schedule 13D filed by Ingersoll-Rand Company with respect to the registrant's shares of common stock on February 23, 2003 (File No. 5-10450).

               5.1        Opinion of Jones Day.

               23.1       Consent of Ernst & Young LLP.

               23.2       Consent of PricewaterhouseCoopers LLP.

               23.3       Consent of Jones Day (contained in Exhibit 5.1).

               24.1       Power of Attorney.

               99.1       Schedule II -- Valuation and qualifying accounts of
                          The Timken Company and subsidiaries for the three years ended December 31, 2002, incorporated by reference to the registrant's Form 10-K for the fiscal year ended December 31, 2002 (File No. 1-01169).

         -----------------

         * To be filed either by amendment or as an exhibit to a report filed under the Exchange Act and incorporated herein by reference.